Exhibit 99.1

Integrated Corporate Relations, Inc.

24 Post Road East

Westport, CT 06880

 (203) 222-9013

Contact: Don Duffy

For Immediate Release:

King of Prussia, PA, November 7, 2003 – FAO, Inc. (Nasdaq: FAOO), stated today that sales in its retail stores and through its catalogs and internet sites had been disappointing and significantly below expectations.  The Company stated that it had not observed the improvement in sales it had anticipated from its initial holiday marketing efforts which commenced last weekend.  Assuming a continuation of the trend observed in the past week, the Company stated that it believed it would not have adequate liquidity to operate its business normally in November and that liquidity in December would depend on whether the sales trend improves through the holidays.   In the near term the Company stated that it was asking certain of its vendors to reduce shipments and most vendors to extend payment dates to the first of the year.  The Company gave no assurances that its vendors would relax terms as requested.  The Company also stated that it had requested an overadvance from its lenders which could lead to its lenders issuing a notice of default.

Previously the Company announced that it had engaged an investment banker to assist it in raising capital.  In light of current circumstances, the Company stated that it had expanded the assignment to include a review of strategic alternatives including a sale of the Company but made no assurances that any alternatives would be available or, if available, would be acceptable.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz®; The Right Start®, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy®, the leading retailer of developmental toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit online at http://www.irconnect.com/faoo/.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.